CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 27, 2014, relating to the financial statements and financial highlights which appears in the June 30, 2014 Annual Report to Shareholders of the Nuveen Symphony Dynamic Equity Fund (a series of the Nuveen Investment Trust II) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Chicago, Illinois

October 10, 2014